Noble Lowndes Connections
                              Plan Administration Services
                               Appendix A: Basic Services


This Appendix describes the process by which services are provided in accordance with the terms and conditions of the Agreement.


I.  General Guidelines

   A. Recordkeeping and Valuation of Sub-accounts Invested through Wall Street Investor Services

       For the Plan assets invested in the Funds provided by Wall Street Investor Services (WSIS), the participants' shares are held in unissued form in plan-level omnibus accounts established at each respective mutual fund company.

       Participant sub-accounts invested in the underlying Funds will be valued whenever there is activity within the sub-accounts. A sub-account valuation will reflect adjustments to participants' sub-account balances such as contributions, transfers, withdrawals, loans and loan repayments, distributions, income, and realized gains and losses since the last sub-account valuation. Any unrealized gains or losses will be included in the market value placed on the number of shares within a sub-account. Market value is based on share prices issued by the respective fund companies.

       Participant sub-account valuations will be done each Business Day after the new share price has been received (for purposes of this Agreement, the term "Business Day" will mean any Business Day on which the New York Stock Exchange is open). Income accruals for any funds for each month will not be credited to participant sub-accounts until the dividend payable date. However, if Noble Lowndes processes participant distributions of 100% of a participant's sub-account in a fund prior to the crediting of income, these income accruals will be included in the distribution. Accrued income will not be included in a participants' sub-account until credited.

   B.  Valuation of Subaccounts Invested in other Investment Funds

       Noble Lowndes will perform valuations for those sub-accounts invested in investment options other than the underlying mutual funds whenever there is any activity in the sub-accounts (e.g., contributions, dividends). However, Noble Lowndes cannot perform the sub-account valuations until it
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       has received all necessary information about the activity (e.g., investment price) from the appropriate party. The Employer is responsible for ensuring that Noble Lowndes is provided with all of the necessary information in a timely manner. These other investment options will be limited to existing GIC contracts or publicly traded company stock unless otherwise agreed upon by the plan sponsor and Noble Lowndes.

   C.  Participant Data

       The Employer will provide Noble Lowndes with all required participant information by magnetic tape, diskette, modem transmission, or other input medium acceptable to Noble Lowndes. The frequency of data transmission and the format will be agreed upon by Noble Lowndes and the Employer.

   D.  Participant Enrollment

       Noble Lowndes will provide at the Employer's expense customized enrollment forms to use in gathering participant information and investment allocation instructions.

       The Employer will provide Noble Lowndes with the participants' names, home addresses, birthdates, social security numbers, dates of hire, contribution percentage, termination date, and initial investment allocation instructions.

       Noble Lowndes will provide confirmation reports of this information to the Employer and the Employer will confirm in writing to Noble Lowndes the accuracy of the information on the reports. Noble Lowndes will not process any transactions until it has received this confirmation. However, if the Employer provides contribution information to Noble Lowndes with instructions to process the contribution, the Employer will be deemed to have approved the accuracy of the enrollment information.

   E.  Establishing a Plan Checking Account

       Unless Stone Bridge Trust Company acts as Plan Trustee, the Employer will be responsible for establishing a checking account at a bank in the name of the Plan, for which the Plan Trustee(s) or Plan Administrator would be authorized to act. This account must be established at a bank which can receive Federal Reserve wires. If another bank or trust company is appointed as plan trustees, they will assume the responsibility for check processing, tax withholding, and 1099-R filings.
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   F.  Establishment of Plan-Level Omnibus Accounts at the Mutual Fund
       Companies

       Noble Lowndes and the Trustee will complete and provide to WSIS a completed New Account Form to establish plan-level omnibus accounts in the underlying Mutual Funds. These accounts will be registered in the name of the Plan trustee(s).

       WSIS cannot accept any contributions or any assets from a prior trustee/custodian until the new account form has been received. On this form, the Trustee will be required to provide wire transfer information and the trust tax identification number. The Trustee will request a trust tax indemnification number for the Plan if one does not already exist.

   G. Establishment of Plan-level Account Trust for Publicly Traded Employer Stock Funds

       If Employer Stock is one of the investment options of the Plan, the Employer and the Trustee(s) will provide all parties with all information that is required to administer this plan fund. Shares of stock owned by the Plan will be held in street name at Alex Brown & Sons, Inc.

   H.  Conversion from Prior Recordkeeper

       Plan conversion from the prior recordkeeper does not need to be completed before Noble Lowndes begins to provide recordkeeping services for the Plan.

       The Employer will authorize the transfer of Plan assets from the prior trustee/ custodian to an omnibus account in a money market fund on the last day of the prior valuation period. The Employer will be responsible for authorizing a wire transfer of the assets to Alex Brown & Sons, Inc.

       The Employer or prior recordkeeper will provide Noble Lowndes with the most recent valuation information and the record layout by magnetic tape, diskette or other means acceptable to Noble Lowndes. Noble Lowndes will then build conversion files based on the final records and will send confirming reports of these files to the Employer. The Employer will be required to provide Noble Lowndes with written approval of the Noble Lowndes conversion files. After the Employer has provided Noble Lowndes with this approval, Noble Lowndes will allocate the Plan conversion balances among the appropriate investment option. The assets will be split into the same investment options that the participants have elected for contributions, unless a separate allocation form is provided. Noble Lowndes will then process the investment of any earnings on the Plan conversion balance which have accumulated since that valuation date on a
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       pro-rata basis.  After the assets have been invested, Noble Lowndes will credit each participant sub-account with its proportionate share of the assets.

       If the records that Noble Lowndes receives from the prior recordkeeper for the conversion are in the prescribed format needed for conversion to the daily valuation recordkeeping system and if the plan assets are reconciled to the participant records, then the conversion will not be subject to any additional fee. If, however, the records are not complete, reconciled, and in the prescribed format, the conversion will be subject to an hourly processing fee unless agreed otherwise between Noble Lowndes and the Employer. Noble Lowndes will notify the Employer as soon as possible whether the conversion will be subject to an additional fee.

       The length of time required for Noble Lowndes to complete the conversion will depend primarily on when Noble Lowndes receives all of the necessary information for the conversion in good order from the prior recordkeeper. The Employer will give Noble Lowndes a reasonable amount of time in which to complete the conversion in light of the work required for its completion.

       During the period in which the conversion is being completed, the Employer agrees that Noble Lowndes will not process any activity, e.g., transfers, distributions, loans, statement generation, for which the records from the prior recordkeeper would be necessary.

   I.  Breakage and Other Discrepancies

       In transactions with the mutual funds and any GIC or Employer Stock Funds, including contributions, transfers, distributions, and allocations of earnings, there may be breakage (fractional share differences between systems) between the Noble Lowndes records and the Mutual Fund Company records. From time to time, but no more frequently than once every three months, and in a manner mutually agreed upon by Noble Lowndes and the Employer, Noble Lowndes will allocate these discrepancies to the participant sub-accounts or they will be used to reduce administrative expenses.

       However, breakage that is the result of an Employer error will be charged to the Employer unless otherwise agreed upon. Breakage that is the result of an error by Noble Lowndes or WSIS will not be charged to the Plan or the Employer, and a correction will occur immediately upon discovery.

   J.  Emergency Down Time

       Notwithstanding anything to the contrary herein, if Noble Lowndes is not able to process any Plan activity because of any circumstance, condition
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       or situation beyond its control (e.g., loss of utilities, breakdown of equipment, acts of God), Noble Lowndes is not responsible for any loss of any kind incurred as a result thereof.

   K.  Incorrect Prices or Accrual Rates of Investment Options

       If Noble Lowndes is notified that a reported price or accrual rate of one of the mutual funds was incorrect and the incorrect price would affect the Plan assets, Noble Lowndes will handle any necessary adjustments as mutually agreed upon by Noble Lowndes and the Employer and will correct affected transactions at no expense to the Employer.

       If there is a surplus or deficiency after any reprocessing has been completed, it will be subject to the breakage rules outlined in Section
       I. above.

   L.  Emergency or Time-Sensitive Requests

       To the extent possible, Noble Lowndes will attempt to honor Employer requests to process transactions on an expedited basis. The Employer must provide such requests in writing or by facsimile. Noble Lowndes will not accept telephone requests unless the requests are confirmed by facsimile.

       For any transaction that Noble Lowndes is required to process as of a specific date, the Employer must provide Noble Lowndes with the information necessary to process the transaction at least three Business Days before the date the transaction is to be effected.

   M.  Persons Authorized to Provide Instructions to Noble Lowndes

       Noble Lowndes will only accept instructions from the individuals specified except for instructions received from participants through the Voice Response System. If Noble Lowndes receives any instructions from any person not specified or other than through the voice system, Noble Lowndes will not act upon the instructions and will notify the Employer as soon as possible while awaiting further instructions.
       Noble Lowndes will not be responsible for any losses resulting from any delay while awaiting further instructions from the employer.

   N.  Receipt

       Noble Lowndes is deemed to have received instructions, requests or any input media when an authorized person in the daily valuation services department has physically received such instructions, requests or input media.

II. Plan Recordkeeping Guidelines

   A.  Participant Records/Investment Allocation Choices

       Noble Lowndes will maintain records of participants' names, addresses, birthdates, social security numbers, dates of hire, entry dates, and investment allocation choices. The records will be based on information provided to Noble Lowndes by the Employer from time to time.

   B.  Contribution Processing

       1.  Basic Guidelines

           a. Noble Lowndes will process contributions on a monthly basis unless the Employer elects a different basis on the Election Form. The Employer or the Plan's Trustee may transmit contributions to WSIS for the purchase of shares on any day. Purchase will be made as soon after receipt as administratively possible.

           b. The Employer will provide contribution information and totals to Noble Lowndes in a format acceptable to Noble Lowndes. The input containing the contribution information will be accompanied by a cover letter describing its contents and providing confirming totals by contribution type. Loan repayment information will accompany the contribution information and will be provided separately from the contribution information on the appropriate input media.

           c. Contribution information received by hard copy will be deemed to have been received after 12:00 noon eastern time on the day of receipt for purposes of this Agreement, regardless of the actual time of receipt.

           d. Noble Lowndes will process the contributions for each participant according to the current applicable participant investment instructions stored in the recordkeeping system in accordance with plan provisions. The participants' investment choices will apply to all contribution types unless the Plan provides for separate elections.

           e. Contribution information will be processed only when all preliminary processing (e.g., new participant set-up, investment allocation changes) have been received by Noble Lowndes. In addition, any problems with the contribution information or preliminary processing may cause delays in the investment of the contributions and the posting of the contributions to participant accounts.
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       2.  Monitoring of Elective Deferral Limits

           Noble Lowndes will retrospectively monitor each participant's salary reduction contributions for a calendar year to determine if the participant has reached the limit under Internal Revenue Code
           Section 402(g) for such year. If Noble Lowndes determines that a participant has exceeded the limit, Noble Lowndes will notify the Employer and await instructions from the Employer before effecting any remedial action.

       3. Contributions on Behalf of Participants Who Have Taken Hardship Distributions

           If the Employer elects the "Suspension Method" on the Election Form, Noble Lowndes will not accept contributions from a participant who has taken a hardship distribution until the Employer notifies Noble Lowndes that the participant is eligible to make such contributions. If Noble Lowndes receives contributions on behalf of such a participant, Noble Lowndes will notify the Employer and await instructions from the Employer before processing the contribution. Noble Lowndes is not responsible for any loss of any kind due to the processing delay while waiting for the Employer's instructions.

       4. Contribution Processing - Investments through Wall Street Investor Services

           a. If Noble Lowndes receives complete and usable contribution information (in the ACTII format) before 12:00 noon eastern time on any Business Day, Noble Lowndes will, by 3:00 p.m. eastern time that day, edit the contribution information and verify the dollar totals. If Noble Lowndes receives such information after 12:00 noon eastern time (or in a different format), Noble Lowndes will edit and verify the information by 3:00 p.m. eastern time the next Business Day. Verifying the dollar totals means confirming that the participant totals provided in the input medium match the totals provided in the cover letter which accompanies the input.

           b. On the Business Day that Noble Lowndes completes editing and verifying the contribution information, Noble Lowndes will instruct the Employer or the Trustee to wire the contribution amount to WSIS for investment into the funds. Contributions will be held in a money market account until mutual fund shares are purchased. Participant sub-accounts will begin to earn income in the mutual funds on the first Business Day following the date of investment (trade date).

           c. WSIS may return any unauthorized wire, any wire which does not contain all of the required information, or any wire that is for an incorrect amount. Noble Lowndes is not responsible for any loss of any kind due to any such delay caused by the return of a deposit.

           d. The first Business Day after the contribution amount has been invested, Noble Lowndes will post the contribution amounts to the participant sub-accounts. Noble Lowndes will send a contribution investment summary on a plan-level basis to the Employer each time shares are purchased.

           e. If the Employer wires contribution amounts to WSIS more frequently than Noble Lowndes processes contributions, the contribution amounts will be invested in the money market fund selected for such purpose on the Election Form pending the regular contribution processing by Noble Lowndes. The Employer must use a different money market fund than that used for investment allocations, if any, under the Plan for this purpose.

           f. Contributions that are transmitted by check may normally be delayed up to three Business Days for investment into the underlying mutual funds due to the transit time to WSIS and the time required for the check to clear.

           g. Any earnings on the contribution amount in a holding account will remain in the holding account and will be combined with other accumulated amounts under the breakage account and processed accordingly.

       5.  Contribution Processing - Other Investment Options

           a. After Noble Lowndes has edited and verified the contribution information, Noble Lowndes will provide the Employer with information about the dollar amount that is to be invested in any other investment option(s). The Employer will be responsible for providing WSIS and Noble Lowndes with all information which will allow for other investment options.

           b. Once the contribution investment has been made, if the other investment option has a fluctuating price, the Employer will also provide to Noble Lowndes and WSIS, either directly or indirectly through another party, the trade information (e.g., purchase price and shares purchased) for that deposit. Once Noble Lowndes receives this information, Noble Lowndes will update the participant sub-accounts.

           c. In addition, the Employer will provide to Noble Lowndes and WSIS directly or indirectly through another party, any earnings information (e.g., dividends and interest paid) on any investment option other than any of the underlying mutual funds or company stock fund.

       6.  Processing Hierarchy

           If Noble Lowndes receives more than one type of information on request on any Business Day, Noble Lowndes will process the information or requests in the following order, unless the Employer instructs Noble Lowndes otherwise:

           *   New Participant Enrollments
           *   Investment Allocation Changes (Future Deposits)
           *   Contributions and Loan Repayments (payroll deduction)
           *   Contributions and Loan Repayments (Non-payroll deduction)
           *   New Loan Disbursements
           *   Investment Fund Transfers
           *   Total Distributions/Withdrawals

   C.  Transfer Processing In General

       1.  General Guidelines

           Noble Lowndes will process investment fund transfer requests according to the rules outlined below.

           a. Plan Participants will provide transfer requests to Noble Lowndes by telephone through the Voice Response System or customer service representative.

           b. Noble Lowndes will process investment fund transfers on a percentage basis by liquidating the requested percentage of a participant's balance in a specified investment option, and then reinvesting the proceeds into the requested investment option(s).

           c. Noble Lowndes will process each transfer request against all contribution types within each fund selected. Separate elections for each contribution type are not permitted.

           d. Noble Lowndes will not monitor any transfer restrictions of the Plan or investment funds unless otherwise agreed.

           e. Noble Lowndes will monitor participant transfer requests initiated through the Voice Response System for compliance with plan provisions.

           f. For any request for transfers received by 12:00 noon eastern time on any Business Day, Noble Lowndes will instruct WSIS to make the transfer-from portion of the trades on the same day. For requests received after 12:00 noon eastern time, Noble Lowndes will instruct

               WSIS to make the transfer-from portion of the trades on the next Business Day. The transfer-to portion of the trades will occur the Business Day following the trade date for the transfers-from. Transfers will receive the share prices for the shares sold and the shares purchased on the trade date as reflected by the Funds.

           g. All transfers to and from a GIC contract or company stock fund are subject to the restrictions in the Plan Document and insurance contract. If necessary to comply with these restrictions, Noble Lowndes will hold any requests for transfers until it is able to process all fund options simultaneously.

           h. After WSIS has made the redemption, WSIS will hold the transfer amounts in the Plan holding account until proceeds from all funds have been received and a full purchase can be made. Any interest earnings that result will be combined with other amounts in the breakage account and used accordingly.

           i. The first Business Day after WSIS has processed the transfers, Noble Lowndes will post the transfers to the participant sub-accounts. For the transfers to and from the mutual funds WSIS will send a plan-level confirmation of the transfers to Noble Lowndes and the Trustee. For transfers to and from a GIC Fund, or Employer Stock Fund, plan-level confirmations will be sent to the Employer by the insurance company and company stock custodian respectively.

           j. If a participant's transfer request requires that 100% of a participant's investment in a mutual fund be transferred, Noble Lowndes will add the amount of the accrued or unpaid dividend through the prior Business Day once the Fund actually pays the dividend. The dividend(s) will be allocated to the participant sub-accounts for the Fund from which the transfer was made, but the participant will not be credited for a dividend for trade date for the Fund from which the transfer is made.

           k. If a participant's transfer request requires that less than 100% of a participant's investment in a mutual fund be transferred, any dividends accrued and unpaid at the time of the transfer will be credited to the participant's sub-account from which the transfer was made at the time the fund actually pays the dividend.

           l. If there is any discrepancy between the Noble Lowndes and WSIS records or GIC contract records as a result of a transfer, the discrepancy will be treated as breakage as described in
               Section I.

   D.  Distribution Processing In General

       1.  General Guidelines

           Noble Lowndes will process distributions according to the plan document and the rules outlined below. The term "distributions" means any type of benefit distribution or withdrawal (e.g., a hardship withdrawal) from the Plan.

           a. The Employer will provide the distribution requests to Noble Lowndes by a medium and in a format acceptable to Noble Lowndes. The input containing the distribution information shall be accompanied by a cover letter describing its contents. Noble Lowndes can rely on any such information provided by the Employer.

           b. For purposes of this Agreement, distribution requests received by hard copy will be deemed to have been received after 12:00 noon eastern time on the day of receipt, regardless of the actual time of receipt.

           c. The Employer will provide Noble Lowndes with withholding instructions for any distribution. If withholding is requested on any distribution, Noble Lowndes will provide the Federal withholding calculations on the disbursement report. Unless Stone Bridge Trust Company is the Plan Trustee and processes checks for distributions, a wire will be sent to the Plan checking account for the distribution which will include any amounts to be withheld. In such case, the Employer and/or Plan Trustee will be responsible for paying the distribution amount, less any withholding, to the participant, as well as for remitting the taxes withheld to the IRS with the appropriate forms. Noble Lowndes will not calculate the amount of any state or local withholding nor will Noble Lowndes report or remit any such withholding to state or local tax authorities. If a direct rollover is elected, the Employer or Trustee will be responsible for processing this request.

           d. The Employer is responsible for monitoring and enforcing any distribution restrictions on investment options. All distribution requests entered through the Voice Response System will generate a hard copy form which must be approved by the Committee, or Plan Administrator.

           e. The Employer will provide Noble Lowndes and the Plan Trustee with the reason for any distribution and the participant's mailing address so that the year end tax forms (1099-R) will carry the correct information.

           f. If the Employer instructs Noble Lowndes to make a distribution from a participant's sub-account to which a vesting schedule applies, unless the Employer instructs Noble Lowndes otherwise on the

               Election Form or on the distribution request, Noble Lowndes will calculate the participant's vested portion of the account. The Employer must provide Noble Lowndes with year to date information as needed to update accounts properly.

           g. For any distribution which is for less than 100% of a participant's plan balance, the distribution request will specify the dollar amount to be paid from each contribution type by investment option. Such a request will be made in a format acceptable to Noble Lowndes and in accordance with any priority order contained in the plan document.

           h. If Noble Lowndes receives a residual contribution or loan repayment on behalf of a participant for whom Noble Lowndes has already processed a total distribution, the Employer will need to submit another distribution request for that participant.

       2.  Hardship Withdrawals

           a. Noble Lowndes will process hardship withdrawals from participant salary reduction (pretax) contributions made after December 31, 1988, plus any salary reduction (pretax) account balances as of December 31, 1988. However, if any records which Noble Lowndes must use to calculate these amounts have been obtained from a prior recordkeeper, Noble Lowndes is not responsible for their accuracy.

           b. If specified on the Election form, Noble Lowndes will approve hardship withdrawals on the basis of the specific hardship reasons as stated [in the plan document] or [on the attached Schedule]. Noble Lowndes will not exercise discretion and any unclear issues will be referred to the plan administrator. The Employer acknowledges that any discretionary authority remains with the plan administrator.

           c. If specified on the Election Form, Noble Lowndes will monitor participant contributions following hardship distributions for the IRS safe harbor limits by designating participants as "suspended due to hardship" after taking hardship distributions for purposes of salary reduction (pretax) and after-tax contributions until the Employer notifies Noble Lowndes otherwise.

           d. If Noble Lowndes determines during its editing of a contribution that any participant is suspended, Noble Lowndes will notify the Employer and await instructions from the Employer before processing the Plan contribution. Noble Lowndes will not be responsible for any losses due to any such delay.

       3.  Distributions from the Mutual Fund

           a. If Noble Lowndes receives a distribution request (benefit payment, withdrawal, loan) by 12:00 noon eastern time of any Business Day, Noble Lowndes will authorize WSIS to redeem the shares for the distribution from the mutual funds on that day. If Noble Lowndes receives the request after 12:00 noon eastern time, Noble Lowndes will authorize WSIS to redeem the shares for the distribution from the mutual funds on the next Business Day. WSIS will wire the distribution amount to the Trustee or Plan checking account immediately upon receipt of the proceeds from the mutual funds.

           b. Distributions from the mutual funds will receive the share price on the day WSIS makes the redemption. After WSIS has processed the redemptions, Noble Lowndes will update the participant sub-accounts and send a disbursement report to the Plan Trustee. WSIS will send statements from each mutual fund to the Employer confirming the distribution from the plan-level omnibus account.

           c. If a participant's request requires that 100% of a participant's investment in a fund be distributed, and that fund accrues dividends on a daily basis, or the fund has declared a dividend which has not yet been paid, Noble Lowndes will add the amount of the accrued or unpaid dividend through the prior Business Day to the distribution from the remaining plan assets in the plan-level omnibus account. Once the fund actually pays the accrued or unpaid dividend, the dividend(s) will be paid to the plan-level omnibus account from which the distribution was made. The participant will not be credited with the dividend for the trade date on which the distribution is made.

           d. If a participant distribution request requires that less than 100% of a participant's investment in one fund be distributed, any dividends accrued and unpaid at the time of the withdrawal will be credited to the participant sub-account until withdrawal was made at the time the fund actually pays the dividend.

       4.  Distributions from Other Funds

           For distributions from a GIC Fund, or a Employer Stock Fund, Noble Lowndes will instruct WSIS to process the redemption from the appropriate source. However, if under normal circumstances, redemptions may only be made from the GIC Fund on a monthly basis, Noble Lowndes will hold any requests received before that date until it can process the entire distribution simultaneously.

           If there is any minimal difference between the Noble Lowndes and WSIS records or GIC records as a result of the distribution, the discrepancy will be treated as breakage as described in Section I.

   E.  Maintenance of Vesting Schedules

       Noble Lowndes will maintain vesting schedules by participant for each plan contribution type subject to the vesting schedule(s) specified in the plan document and on the election form. Vesting percentage will be updated for each participant as frequently as possible contingent upon the receipt of required information (such as credited hours) from the Employer.

       For participants who terminate service with the Employer, Noble Lowndes will calculate vesting through the participants' termination date.

   F.  Completion of Tax Form 1099-R

       Noble Lowndes can generate information to complete IRS Forms 1099-R for any distributions that Noble Lowndes posted to records for any calendar year. Noble Lowndes will not provide the accrual forms for the Employer or the Plan Trustee.

       The trustees of the Plan will be listed as the payor of the distributions on these forms (for example, "Trustees of the XYZ 401(k) plan" along with the trust tax identification number. If Stone Bridge Trust Company or some other organization has been selected as plan trustee, the responsibility for the completion and distribution of 1099-R forms and tax withholding filing requirements will be assumed by the trustee.

       Noble Lowndes will provide 1099-R information only for those distributions processed by Noble Lowndes, and the information will be based on Plan records which Noble Lowndes has maintained from information provided to Noble Lowndes by the Employer and WSIS.

   G.  Participant Statements

       Noble Lowndes will provide participant statements for the plan on a quarterly basis along with a summary report of the statements for the Employer.

       Statements will be sent directly to the participant's home unless otherwise specified by the Employer. Statements sent through the mail will be subject to the postage costs as specified on the Election Form.

       If the statements are sent to the Employer, the Employer will be responsible for distributing the statements to the participant. As specified on the Election Form, Noble Lowndes will sort the participant statements alphabetically, by location or by social security number.

       Noble Lowndes will mail the statements to the participant's home address as provided by the Employer. If Noble Lowndes does not have an address for a participant or if a statement is returned as undeliverable, Noble Lowndes will forward those statements directly to the Employer for distribution.

       Participant statements will summarize all transactions posted by Noble Lowndes to the participant sub-accounts (including contributions, investment earnings, transfers, loan disbursements, loan repayments, forfeitures, and distributions) for the period beginning with the day following the last statement date through the current statement date. Earnings accrued but not yet posted to Participant sub-accounts will not be reflected on statements. Statements will also reflect share balances, market values and vesting information as of the statement date.

       At the Employer's request, Noble Lowndes will extend the statement date beyond the end of a quarter. Statements will reflect the market value as of the statement date, and will only reflect the activity which Noble Lowndes has posted to the participant sub-accounts by the statement date. The participant statements represent the Noble Lowndes records for the Plan and should therefore be thoroughly reviewed by the Employer and participants upon their receipt. If there is an error or omission reflected on the statements for which Noble Lowndes is responsible, the Employer will notify Noble Lowndes within a reasonable amount of time after receiving the statements. If there is an error or omission for which the Employer is responsible, any corrections will be subject to a reprocessing fee and any breakage charges or other fees incurred by Noble Lowndes or WSIS.

   H.  Contribution Types/Investment Options

       Noble Lowndes will provide its recordkeeping services for the contribution types and investment fund options listed on the Election Form.

       The plan may have up to five investment options as part of Basic Service. Plans with more than five investment options may be charged an additional fee. Also, if any of the investment options are GICs or Employer Stock, recordkeeping for those options may be subject to additional fees.

       Unless Noble Lowndes agrees otherwise, the product of the number of contribution types multiplied by the number of investment options cannot exceed 33. For purposes of this limit only, Noble Lowndes will treat loans as one of the investment options, and post 1986 after-tax contributions, and pre 1987 after-tax contributions each as separate contribution types.

       The Employer may request additional option(s) by notifying Noble Lowndes in writing. Noble Lowndes must approve the additional investment option(s), and will establish a time schedule for adding the investment option.

   I.  Forfeiture Processing

       Noble Lowndes will process plan forfeitures in accordance with the plan document and the Election Form. Forfeitures will be processed at the same time as the distribution of benefits occurs and will be held in a money market account until they are reallocated or credited against future contribution deposits by the Employer.

       The Employer is responsible for notifying Noble Lowndes of participant terminations and for confirming the request by a former employee to receive their vested benefits.

   J.  IRS Form 5500 Series Report Financial Information

       Noble Lowndes will provide financial information for completing the IRS Form 5500 Series Annual Report, but will not complete the Report itself as part of the Basic Service. However, if the Employer so chooses on the Election Form, Noble Lowndes will complete the form for the fee specified on the Election Form. Under normal circumstances, Noble Lowndes will provide the financial information or the report to the Employer three to six months after the end of the Plan Year.

       The Form 5500 Series financial information prepared by Noble Lowndes, as well as any Form 5500 Series Report prepared by Noble Lowndes, will provide information only for the investment vehicles for which Noble Lowndes provides recordkeeping. All Noble Lowndes Form 5500 series gain/loss calculations will be based on average share prices, and the costs provided will be based on Department of Labor rules and not historical costs.

       Noble Lowndes Form 5500 Series preparation will include the preparation of Schedules C, P, A and Schedule SSA but not the accountant's opinion which may be required to accompany a plan's 5500 Report. The Employer is responsible for signing and filing the Form, as well as for requesting any extensions of the filing deadline.

       The Noble Lowndes 5500 information reflects information as of the Plan Year end regardless of when statements for that quarter were generated. The Employer will be responsible for reconciling any differences between the information for the Plan Year and that of the last statement date provided by Noble Lowndes.

       Any additional information that Noble Lowndes is requested to provide for 5500 preparation beyond that provided as part of Basic Service will be subject to an additional fee.

   K. Telephone or Facsimile Transmission of Participant, Contribution, Transfer, or Distribution Information

       Noble Lowndes will accept any automated file by telephone transmission via modem or any information it has agreed to accept by hard copy or by facsimile. The timing rules in the contribution, transfer and distribution sections above will also apply to telephone and facsimile transmission. For modem transmission, Noble Lowndes will provide the Employer with directions for its use. With either method, the Employer will confirm that Noble Lowndes has received any transmission forwarded to Noble Lowndes.

       Information received by facsimile will be deemed to have been received by hard copy and will therefore be subject to the timing rules provided in this Agreement for receipt of information by hard copy.

       If the Employer provides hard copy confirmation of information previously provided to Noble Lowndes by the facsimile, the Employer will notify Noble Lowndes that the hard copy is merely a confirmation of the previous instructions. If the Employer does not do so, Noble Lowndes will not be held responsible if Noble Lowndes acts upon the hard copy information as well as the facsimile.

   L.  Loan Processing

       Noble Lowndes will process straight amortized loans according to the loan provisions of the Plan and will provide an amortization schedule of loan repayments to the Employer and to the plan participant.

       The Employer is responsible for establishing loan policy and procedures (for example, interest rate, term of loan, minimum amount) and for ensuring that the loan procedures and provisions comply with all relevant laws and regulations.

       The Employer is responsible for providing Noble Lowndes with the loan requests by voice technology or other means acceptable to Noble Lowndes. The loan request will specify the dollar amount to be distributed from each contribution type by investment option unless a priority order has been established by the plan.

       If specified on the Election Form, Noble Lowndes will approve loans on the basis of the specific reasons as stated [in the plan document] or [on the attached Schedule]. Noble Lowndes will not exercise discretion and any unclear issues will be referred to the plan administrator. The Employer acknowledges that any discretionary authority remains with the plan administrator.

       If, for any loan request, the amount available in any of the participant's sub-accounts is insufficient to process the loan, Noble Lowndes will not process any part of the loan and will contact the Employer for further instructions.

       The Employer will provide loan repayment input with the contribution input. Loan repayments may be made by wire or by check. Noble Lowndes will allocate repayments to participant sub-accounts according to the participants' investment options on the system at the time of the repayment. If the loan repayment is made by check, the check must accompany the loan repayment input, and it will be subject to the same rules for investment as that for contribution checks described previously.

       The Employer will provide loan information to Noble Lowndes either with all the information provided according to an amortization schedule or with the information provided according to principal and interest breakdown. If the loan information contains both kinds of information, Noble Lowndes will require additional time in which to process the loan repayments.

   M.  GIC Processing

       Noble Lowndes will provide recordkeeping services for GICs for the fee specified on the Election Form and according to the procedures outlined in this Agreement and in any attachment to this Agreement. However, Noble Lowndes will not represent the GIC carrier nor act as intermediary between the Employer and the GIC carrier.

       Also, the Employer will be responsible for ensuring that the GIC carrier provides Noble Lowndes and WSIS with all information necessary to provide investment and recordkeeping services for the plan assets invested in GICs. Noble Lowndes will not be responsible for any errors, omissions or delays caused by such GIC carrier.

   N.  Employer Stock Processing

       Noble Lowndes will provide recordkeeping service for publicly traded employer stock for the fee specified on the Election Form and according to the procedures outlined herein or in any attachment to this Agreement. Noble Lowndes will not be responsible for allocating to the participant sub-accounts any brokers' fees or commissions on the sale or purchase of employer stock unless agreed upon in advance. Shares of Employer stock will be held in street name under a brokerage account established by WSIS.

   O.  401(k) and 401(m) Nondiscrimination Testing

       Noble Lowndes will provide nondiscrimination testing for the Plan in accordance with IRS regulations. Data necessary to property complete these tests will be requested separately from the participant data which accompanies contribution deposits. It is understood that test results are contingent on the quality and completeness of data supplied to Noble Lowndes by the Employer. The timely receipt of accurate information is necessary for test results to be prepared within IRS guidelines. Noble Lowndes will not be liable for taxes or penalties which arise as a result of non-compliant or late test results and any mandated corrections.

   P.  Voice Response System

       Plan participants who have signed the appropriate authorization forms can make investment changes and/or initiate transactions by telephone through the Voice Response System. In addition, the Participant may elect to utilize the Customer Service Representative option for further
       assistance.   All phone conversations with customer service
       representatives are recorded. Each participant will access the Voice Response System through a series of security codes which includes a personal identification number (PIN), a company code, and then social security number. Noble Lowndes is authorized to act upon all instructions received through voice and to issue a confirmation of the request within two business days of receipt. It is the responsibility of the plan participant to alter or void any previous request in a timely manner by contacting a Noble Lowndes customer service representative. However, if Noble Lowndes and WSIS are not notified in a timely manner, the Employer and/or the plan participant will be subject to breakage charges under Section I. Noble Lowndes will not be responsible for losses caused directly or indirectly by a failure of the Voice Response System due to events beyond its control.

   Q.  Trust Reconciliation Reports

       Noble Lowndes will provide a trust reconciliation report to the Employer quarterly and at plan year end. This report will summarize all plan year activity for the peloid that Noble Lowndes has administered the plan and can be used to complete Tax Form 5500.

   R.  Participant Account Adjustments

       As a result of an error, it may be necessary to correct a participant's account on a retroactive basis. If an adjustment is due as the result of an error by Noble Lowndes, all reasonable expenses associated with correcting the error will be paid by Noble Lowndes. If an adjustment is due as the result of an error by the Employer, Trustee, WSIS, or other party, Noble Lowndes will provide the necessary computations to determine the amount due to the Plan. Noble Lowndes will provide these services on a time and expense basis to be paid by the party responsible for the error. In addition, the party responsible for the error will reimburse the Plan any and all amounts which will retroactively correct the participant's account.

                                       F I N A L
                                                                Election Form
Noble Lowndes Connections(sm)
Plan Administration Services
- -------------------------------------------------------------------------------

This election form is part of the Noble Lowndes Connections(sm) Plan Administration Services Agreement for Global Environmental Solutions Inc. ("Employer"). Noble Lowndes will provide the participant recordkeeping services for the employer's plan according to the elections below:

1. Employer, Plan and Trustee Information

   Employer Name:                           Global Environmental Solutions Inc.

   Address:                                 1313 North Market Street
                                            Wilmington, DE  19894-0001

   Telephone Number:                        (302) 594-6627

   Fax Number:                              (302) 594-5908

   Name of Employer Plan
   Contact:                                 Paul R. Stoffer

   Telephone Number:                        (302) 594-6627

   Name of Person to Receive
   Statements/Reports:                      Paul R. Stoffer

   Address:                                 1313 North Market Street
                                            Wilmington, DE  19894-0001

   Names and Titles of Persons Authorized to
   provide instructions to Noble Lowndes:   Paul R. Stoffer
                                            Director, Human Resources

   Employer Identification No.:             51-0347760

   Plan Number:                             001

   Trust Identification Number:             51-0349747

   Plan Name:                               Global Environmental Solutions Inc.
                                            Retirement Savings Plan

   Trust Name:                              Global Environmental Solutions Inc.
                                            Retirement Savings Plan

   Plan Year end:                           December 31

   Name and Address of Plan                 Wilmington Trust Company
   Trustee(s):                              1100 North Market Street
                                            Wilmington, DE  19890

   Telephone Number:                        (302) 651-1900

   Fax Number:                              (302) 651-8464


2.  Basic Recordkeeping Service Selections

    Contributions and loan payments will be deposited and processed:

    [ ] weekly   [ ] semi-monthly   [ ] bi-weekly   [X] monthly:

    Recordkeeping will be provided for the following contribution types:

===============================================================================
                    Tax Status of                       Vesting
                  Contribution Type          (vesting tables are provided
    Name        (Pretax or After-tax)            in the next section)
- -------------------------------------------------------------------------------
                                         [X] 100%  [ ] Vesting  [ ] Vesting
    Basic              Pretax                          schedule 1   schedule 2
- -------------------------------------------------------------------------------
                                         [X] 100%  [ ] Vesting  [ ] Vesting
  After-tax           After-tax                        schedule 1   schedule 2
- -------------------------------------------------------------------------------
                                         [ ] 100%  [X] Vesting  [ ] Vesting
  Matching             Pretax                          schedule 1   schedule 2
- -------------------------------------------------------------------------------
                                         [X] 100%  [ ] Vesting  [ ] Vesting
  Rollover             Pretax                          schedule 1   schedule 2
===============================================================================

The following vesting schedules will be maintained:

===============================================================================
                Table 1                                 Table 2
- -------------------------------------------------------------------------------
    Vesting             Vested              Vesting             Vesting
     Years            Percentage             Years            Percentage
       1                  20                   1                  N/A
       2                  40                   2                  N/A
       3                  60                   3                  N/A
       4                  80                   4                  N/A
       5                 100                   5                  N/A
       6                 100                   6                  N/A
       7                 100                   7                  N/A
===============================================================================

   Vesting under the Plan will be measured:

   [X]  from date of hire

        [X]  elapsed time

        [ ]       hours

   [ ]  on a plan year basis (hours)

   [ ]  other:________________________________________________________________


   Recordkeeping will be provided for the following investment options (print names to appear on statements):

   1.   Fixed Income Fund
   2.   Balanced Fund
   3.   Growth Fund
   4.   International Fund
   5.   Hercules Common Stock


   Hardship withdrawal request will be processed as follows:

   [ ]  suspension method     [X]  certification method     [ ]  both

Forfeitures will be processed as follows:
   [X]  forfeitures w ill be credited against the employer contributions
        [X] at the end of the plan year after payment to participant of the vested portion or, if no vested portion, upon termination of employment
        [ ] after the five-year break-in-service period has lapsed. (Earnings on the assets for the break-in-service period will be credited to the account of the terminated participant.)
   [ ] forfeitures will be reallocated as additional contributions among accounts of remaining participants
        [ ] at the end of the plan year after payment to participant of the vested portion or, if no vested portion, upon termination of employment
        [ ] after the five-year break-in-service period has lapsed. (Earnings on the assets for the break-in-service period will be credited to the account of the terminated participant.)

                                   Basic Service Fee

Annual fee of $0.00 per participant with a minimum annual Basic Service Fee of $9,900. The Employer is responsible for expenses related to Voice Response and CSR telephone charges, overnight delivery, postage, wire fees, transaction fees, and trustee fees. In addition, an early redemption fee will apply if this agreement is terminated within two years.

3. Optional Service Selections

   Noble Lowndes will provide the optional services below at the fee(s) specified:

   [X]  Loan Processing                A $30 application fee and a $10 annual
                                       fee which are paid by the participant

   [X]  Statements mailed to           Included in Basic Service Fee
        participants

   [X]  IRS Form 5500 preparation      Included in Basic Service Fee

   [X]  Maintain a separate matching   Included in Basic Service Fee
        account for post 04-03-93
        contributions to the Hercules
        Stock Fund

   [X]  Annual 401(k) and (401)M       Midyear and year end tests included in
        nondiscrimination testing      Basic Service Fee

   [X] Consulting services, including Time and expense charges plan amendments

   [X]  Approved investment options    Hercules Common Stock
        not provided through WSIS

4. Fee Commitment Date

   Noble Lowndes agrees that the fees specified on the Election Form will remain effective until August 31, 1994, unless modified due to a substantial increase in participants.


5. Signatures

   Noble Lowndes agrees to provide for the Plan of the Employer the participant recordkeeping services specified in the Agreement, the Election Form, Appendix A, and in any attachments, for the fees specified on the Election Form. Notwithstanding any provisions in the Plan or Trust Document to the contrary, the Employee agrees that Noble Lowndes may rely on the provisions of the Election Form, this Agreement, Appendix A, and any attachments in providing recordkeeping services for the Plan. The Employer represents and warrants that it is authorized to act on behalf of the Plan and Trust. The Employer also agrees to pay the fees for the basic services, and to all the Employer responsibilities outlined in this Agreement, Election Form, Appendix A, and in any attachments.


   Global Environmental Solutions Inc.   Noble Lowndes

    /s/ Norman F. Whiteley, Jr.           /s/ Joseph A. Salvadore
   ------------------------------------  ------------------------------------
   Authorized Signature                  Authorized Signature

   By:   Norman F. Whiteley, Jr.         By:   Joseph A. Salvadore
      ---------------------------------     ---------------------------------

   Title:______________________________  Title:______________________________


   Date:_______________________________  Date:_______________________________